                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 3



                                J. Baker, Inc.
                             --------------------
                               (Name of Issuer)




                         Common Stock, $.50 par value
                 --------------------------------------------
                        (Title of Class of Securities)




                                   057232100
                             --------------------
                                (CUSIP Number)


                               Page 1 of 6 pages
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----------------
CUSIP NO.
 057232100
----------------
--------------------------------------------------------------------------------
1.    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Goldman, Sachs & Co.

--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

                                                    (a)
                                                        -----
                                                    (b)
                                                        -----
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or place of Organization

                   New York
--------------------------------------------------------------------------------
Number of           5     Sole Voting Power
Shares
Beneficially               0
Owned By            ---------------------------------
Each                6     Shared Voting Power
Reporting
Person With                1,408,100
                    ---------------------------------
                    7     Sole Dispositive Power

                           0
                    ---------------------------------
                    8     Shared Dispositive Power

                           1,408,100
                    ---------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

         1,408,100
--------------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

         10.1%
--------------------------------------------------------------------------------
12.   Type of Reporting Person

         BD-PN-IA
--------------------------------------------------------------------------------

                               Page 2 of 6 pages

----------------
CUSIP NO.
 057232100
----------------
--------------------------------------------------------------------------------
1.    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      The Goldman Sachs Group, L.P.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

                                                    (a)
                                                        -----
                                                    (b)
                                                        -----
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or place of Organization

          Delaware
--------------------------------------------------------------------------------
Number of            5     Sole Voting Power
Shares
Beneficially                   0
Owned By             ---------------------------------
Each                 6     Shared Voting Power
Reporting
Person With                    1,408,100
                     ---------------------------------
                     7     Sole Dispositive Power

                               0
                     ---------------------------------
                     8     Shared Dispositive Power

                               1,408,100
                     ---------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

          1,408,100
--------------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

          10.1%
--------------------------------------------------------------------------------
12.   Type of Reporting Person

          HC-PN
--------------------------------------------------------------------------------

                               Page 3 of 6 pages

----------------
CUSIP NO.
 057232100
----------------
--------------------------------------------------------------------------------
1.    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person
      Goldman Sachs Equity Portfolios, Inc. on behalf
      Goldman Sachs Small Cap Equity Fund

--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

                                                    (a)
                                                        -----
                                                    (b)
                                                        -----
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or place of Organization

         Maryland
--------------------------------------------------------------------------------
Number of            5     Sole Voting Power
Shares
Beneficially                   0
Owned By             --------------------------------
Each                 6     Shared Voting Power
Reporting
Person With                    1,100,400
                     --------------------------------
                     7     Sole Dispositive Power

                               0
                     --------------------------------
                     8     Shared Dispositive Power

                               1,100,400
                     --------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

         1,100,400
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

         7.9%
--------------------------------------------------------------------------------
12.   Type of Reporting Person

         IC
--------------------------------------------------------------------------------

                               Page 4 of 6 pages
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Item 4.      Ownership.

       (a).  Amount beneficially owned:
             See the responses(s) to Item 9 on the attached cover page(s).

       (b).  Percent of class:
             See the response(s) to Item 11 on the attached cover page(s).

       (c).  Number of shares as to which such person has:

             (i).    Sole power to vote or to direct the vote:
                            See the response(s) to Item 5 on the attached cover page(s).

             (ii).   Shared power to vote or direct the vote:
                            See the response(s) to Item 6 on the attached cover page(s).

             (iii).  Sole power to dispose or to direct the disposition of:
                            See the response(s) to Item 7 on the attached cover page(s).

             (iv).   Shared power to dispose or to direct the disposition of:
                            See the response(s) to Item 8 on the attached cover page(s).

Item 10.     Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 5 of 6 pages

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Date: February 14, 1997



GOLDMAN SACHS EQUITY PORTFOLIOS,         THE GOLDMAN SACHS GROUP, L.P.
INC. on Behalf of Goldman Sachs Small    By:  The Goldman Sachs Corporation,
Cap Equity Fund                               its general partner

By: /s/ Michael J. Richman               By: /s/ David B. Ford
   ----------------------------------       --------------------------------
Name: Michael J. Richman                 Name: David B. Ford
Title: Secretary                         Title: Executive Vice President

                                         GOLDMAN, SACHS & CO.

                                         By: /s/ David B. Ford
                                            --------------------------------
                                         Name: David B. Ford
                                         Title: Managing Director


                               Page 6 of 6 pages